EXHIBIT 99.1
For Immediate Release
VPG Completes Acquisition of Stress-Tek, Inc.
MALVERN, Pa. (January 4, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced that it has completed its acquisition of Stress-Tek, Inc. of Kent, Washington, a privately held company. The purchase price was approximately $20.0 million, which includes the acquisition of real estate valued at $5.5 million, subject to customary post-closing adjustments. VPG financed the acquisition through a combination of cash on hand and borrowings under its credit facility.
Stress-Tek is a designer and manufacturer of state-of-the-art, rugged and reliable strain gage-based load cells and force measurement systems primarily servicing the North American market. Their sensors and display systems are used in a wide range of industries, predominantly in transportation and trucking, for timber, refuse, aggregate, mining and general trucking applications.
In commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “We are pleased to complete this important step in implementing our growth strategy.”
Ziv Shoshani, VPG’s Chief Executive Officer said, “Stress-Tek is an excellent fit for our onboard weighing product line and we are excited to have them join our company. We hope to leverage Stress-Tek’s strong reputation and technology to enhance market share and customer recognition for VPG onboard weighing products on a global basis.”

Vishay Precision Group, Inc. signed a definitive agreement to acquire Stress-Tek, Inc. on December 14, 2015.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery; difficulties or delays in completing acquisitions and integrating acquired companies (including Stress-Tek); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP systems and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
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